Exhibit 2.1

PLAN AND AGREEMENT OF MERGER

OF

BLACK RIDGE OIL & GAS, INC.

(a Delaware corporation)

INTO

BLACK RIDGE OIL & GAS, INC.

(a Nevada corporation)

This Plan and Agreement of Merger made and entered into on the 10th day of December, 2012, by and between, Black Ridge Oil & Gas, Inc., a Delaware Corporation, (the “Delaware Corporation”) and Black Ridge Oil & Gas, Inc., a Nevada Corporation (the “Nevada Corporation”).

WHEREAS, the Delaware Corporation is a Corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of the State of Delaware on April 9, 2010; and

WHEREAS, the Nevada Corporation is a corporation organized and existing under the laws of the State of Nevada; and

WHEREAS, the aggregate number of shares which the Nevada Corporation has authority to issue is 520,000,000; and

WHEREAS, the Board of Directors and shareholders of each of the constituent corporations deems it advisable that the Delaware Corporation be merged into the Nevada Corporation on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the States of Delaware and Nevada which permit such merger;

NOW, THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Delaware Corporation and the Nevada Corporation, by their respective Boards of Directors, have agreed and do hereby agree, each with the other as follows:

ARTICLE I

Effective as of December 10th, 2012, the Nevada Corporation and the Delaware Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the States of Nevada and Delaware, by the Delaware Corporation merging into the Nevada Corporation, which shall be the Surviving Corporation (the “Surviving Corporation”). and the separate existence of the Delaware Corporation shall cease except to the extent provided by the laws of the State of Nevada in the case of a corporation after its merger into another corporation.

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ARTICLE II

The Articles of Incorporation of the Surviving Corporation shall not be amended in any respect by reason of this Agreement of Merger.

ARTICLE III

The manner of converting the outstanding shares of each of the Constituent Corporations shall be as follows: (i) each share of issued and outstanding common stock of the Delaware Corporation shall be converted into one (1) share of common stock of the Surviving Corporation, and (ii) each share of common stock of the Delaware Corporation issued and outstanding prior to this Merger shall be cancelled.

ARTICLE IV

The directors and officers of the Delaware Corporation immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation after the Effective Date of the Merger until thereafter amended.

ARTICLE VI

The Surviving Corporation agrees to honor all validly issued and outstanding stock options, stock awards, and warrants to purchase the stock of the Delaware Corporation as stock options, stock awards, and warrants to purchase the designated stock of the Surviving Corporation pursuant to the terms of such validly issued and outstanding stock options, stock awards, and warrants, as the case may be.

ARTICLE VII

The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at Leonard, Street and Deinard, 150 South Fifth Street, Suite 2300, Minneapolis, MN 55402.

[Signature page follows.]

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IN WITNESS WHEREOF, the Nevada Corporation and the Delaware Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors and shareholders have caused this Plan and Agreement of Merger to be executed by an authorized officer of each party thereto as of the day and year first above written.

BLACK RIDGE OIL & GAS, INC.

(A Delaware Corporation)

By /s/ Kenneth DeCubellis

      Kenneth DeCubellis

      Chief Executive Officer

BLACK RIDGE OIL & GAS, INC.

(A Nevada Corporation)

By /s/ Kenneth DeCubellis

      Kenneth DeCubellis

      Chief Executive Officer

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